Yanglin Soybean (YSYB.OB)
Third Quarter 2009 Earnings Conference Call
Friday, November 13, 2009, 8:00 a.m. EST

Participants

Mr. Shulin Liu – Chief Executive Officer
Mr. Bode Xu – Chief Financial Officer
Mr. Kevin Theiss – IR, Grayling

Live Chairperson Dial In (Toll Free): (877) 407-0781
Live Chairperson Dial In (International): (201) 689-8568

Operator

Greetings and welcome to Yanglin Soybean’s third quarter 2009 earnings conference call.  At this time, all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host Mr. Kevin Theiss, with Grayling.  Thank you, you may begin.

Kevin Theiss

Thank you and welcome to Yanglin Soybean’s third quarter 2009 earnings conference call.

 Before we start, I would like to remind everyone that this conference call presentation and the answers to questions might contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Yanglin’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.  These risks are detailed in Yanglin’s filings with the SEC. The information set forth should be read in light of such risks. Information discussed in the conference call is as of this date only, and Yanglin assumes no obligation to update the information contained in this conference call.

Joining us on today's call are Mr. Liu Shulin, chief executive officer, and Mr. Bode Xu, chief financial officer. As we need to translate part of this conference call, please be patient. Mr. Liu, the CEO, will now deliver his opening remarks.  Please go ahead, sir.

Mr. Liu (with translation, paragraph by paragraph)

大家好，歡迎参加阳霖大豆2009年第三季度的投资人電話會議
Hello, and welcome everyone to our third quarter 2009 earnings conference call.

阳霖在2009年第三季度仍旧受到中国政府购买大豆储备的负面影响，造成我们成本上升。但是我们的帐上现金仍有2000多万美元，我们还有中国农业银行的多达2800万美元的信用额度没有启用过 ;。所以就算我们面临的市场挑战再艰巨，阳霖还是有充裕的实力来经受这短期的磨练。在付清短期银行贷款以后，我们现在的工作重点是继续保持现金流并加大成本压缩。我们坚信凭着我们的规模和帐上现金，阳霖会在近期内挺过难关，在油脂加工业更具竞争力。

Yanglin has held up relatively well under the unfavorable pricing environment for our raw materials as well as for our end products. Despite the squeeze exerted by the Chinese government’s strategic reserve purchase of domestic soybeans, which pushed soybean prices higher than normal, we ended the third quarter 2009 with $24 million in cash and a still-untapped credit line of approximately $27.8 million. In addition, we paid off our short-term bank loans during the quarter and generated a positive net cash flow from operations for the first nine months of the year. We strongly believe as one of the largest soybean crushers in Northeast China, with an annual production capacity of 520,000 metric tons, we are well-positioned to in the domestic soybean market to benefit when pricing returns to a more normal level.

中国政府已经在6月份停止了大豆储备的收购。本次共收购近750万吨大豆。从今年7月以来，政府举办了近14次拍卖，但只有不到1%的储备大豆成交。现 312;我们又进入大豆的收购季节，我们希望政府采取新的措施，特别能大力的帮助像我们这样的油脂厂。就阳霖来说，我们期待着政府的补贴，但我们也不干等着。我们一直在想法提高我们的服务质量，进一步增进和客户的沟通和了解，同时为以后市场扭转打好基础。
In addition to cutting costs and expenses to the absolute essential levels, we are closely monitoring new policy announcements. The Chinese government purchased 7.5 million metric tons of soybeans from October 2008 through June 2009 for its strategic reserve and held about 14 auctions since July, but only about 1% of the reserves found buyers at the original, higher-than-market price levels. As the new harvest season for soybeans goes underway, we are hopeful that the Chinese government will roll out, as it indicated, subsidies for soybean crushers who have been undergoing pricing pressures. All the same, we continue to focus our operations on providing the same high–quality products and service to our customers, as we were seeing still robust demand for soybean products in China.

最后，我想告诉大家阳霖多年的经验使我们坚信近阶段的挑战会给阳霖带来高效生产和高质量产品。为我们日后的转机提供必要条件。
Lastly, given our strong market reputation and operating history, our position in the domestic soybean market remains strong. We are well positioned to take advantage of and meet the rising demand for soybean meal and soybean oil products when pricing recovers for our raw materials.

现在讓我们的首席财务官徐先生向大家宣读2009年第三季度業績。在徐先生讲完以后，我会回来回答大家的提問。
With that, let me turn the call over to our CFO, Mr. Xu, who will review the third quarter 2009 financial results. After the prepared financial review, we will come back to take your questions. Thank you very much. I look forward to updating you on our progress in the near future.

Bode

Thank you, Mr. Liu.  I will now quickly review our financial results for the third quarter of 2009.

Total revenues were $39.6 million, compared to $48.7 million recorded for the same period in 2008. Sales decreased during the third quarter of 2009 as the combination of demand softness and an oversupply of imported soybeans, mainly from the United States and South America, caused a decline in selling prices of the Company’s products and also in the volume of some of them. Although recently South America was having its own soybean growing problems, the production volume of United States exceeded previous expectation. To counter the negative trend, we have taken the measure to scale back the production of products that experienced the largest drop in prices, such as salad oil.

Sales of soybean meal during the quarter were $22.3 million, as compared to $32.5 million from the year ago quarter. Sales of soybean oil were $10.4 million, as compared to $11.2 million from the year ago quarter. Sales of salad oil during the quarter were $1.9 million, as compared to $5.0 million from the year ago quarter. Sales of squeezed oil were $321,000, compared with zero in the year-ago quarter. Sales of soybean concentrate were $1.0 million, compared with zero in the year-ago quarter. Sales of low-temperature soy meal were $3.6 million, compared with zero in the year-ago quarter.

Gross loss for the third quarter of 2009 was $4.3 million, as compared to a gross profit of $3.4 million for the same period in 2008. To alleviate the impact from cheaper imported soybeans on the farmers, the Chinese government offered to buy soybeans at higher-than-market prices, causing significantly higher raw material costs for domestic soybean processors such as Yanglin. For our part, we have undertaken a series of initiatives to reduce costs, including purchasing higher water content but cheaper soybean, voluntarily reducing the size of operations, etc.

Total operating expenses for the third quarter of 2009 increased to $1.3 million, from $567,739 in the same period of 2008. Selling expenses for the third quarter of 2009 decreased to $26,764 as compared to $61,756 in the same period of 2008. General and administrative expenses for the third quarter of 2009, other than impairment loss and other special items, were $668,239, as compared to $560,057 in the same period of 2008. The operating expenses in the third quarter of 2009 included an impairment loss of $584,699 as the Company found that the cash generating capabilities of the salad oil line in Plant 1 due to technical obscelesence.

Operating loss for the third quarter of 2009 was $5.6 million, as compared with an operating profit of $2.9 million for the same period in 2008.

As a “Key Leading Enterprise”, we continue to benefit from the income tax exempt status during the entire fiscal year 2009.

Net loss for the third quarter of 2009 totaled $5.7 million, or $0.29 per diluted share, compared with net income of $2.7 million, or $0.07 per diluted share in the same period one year ago.

Our financial position remains strong as most sales are on a cash basis with customers paying in advance to secure supplies. Our balance sheet as of September 30, 2009 included cash and cash equivalents of $24.1 million, with net working capital of $27.4 million at the end of September 30, 2009. Total shareholders' equity was $60.1 million.

And, lastly, for the first nine months of 2009, we generated net cash from operating activities of $631,154.

We thank you for your interest and support for Yanglin Soybean. With that, let me bring back Mr. Liu so we can begin to take your questions. Operator?

Operator

Thank you.  Ladies and gentlemen, we will be conducting a question-and-answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the * keys.  One moment please, while we poll for questions.

Once again, please press *1 to ask a question at this time.

Q&A SESSION

Operator

Thank you.  There are no further questions at this time.  I will turn the conference back to management for closing comments.

Valentine

Thank you for joining us today. We look forward to updating you on our fourth quarter and full year 2009 results. Feel free to get in touch with us anytime if you have further questions, concerns or comments. Thank you.